AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON
                              MARCH 31, 1995

                                                  COMMISSION FILE NO.1-5471


                         SCHEDULE 14A INFORMATION

        PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                           EXCHANGE ACT OF 1934

 Filed by the Registrant [X]
 Filed by a Party other than the Registrant [ ]

 Check the appropriate box:
 [ ] Preliminary Proxy Statement   [ ]Confidential, for Use
                                      of the Commission Only
                                      (as permitted by Rule
                                      14a-6(e)(2))
 [X] Definitive Proxy Statement
 [ ] Definitive Additional Materials
 [ ] Soliciting Material Pursuant to Rule 14a-11(c) or
     Rule 14a-12


                            GLOBAL MARINE INC.
             (Name of Registrant as Specified in Its Charter)

                                    N/A
                (Name of Person(s) Filing Proxy Statement,
                         if other than Registrant)


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    [LOGO]                  GLOBAL MARINE INC.


                             NOTICE OF MEETING


   The Annual Meeting of Stockholders of Global Marine Inc. will be held in the Texas Ballroom, Houston Marriott Westside Hotel,
13210 Katy Freeway, Houston, Texas on Wednesday, May 10, 1995 at
9:00 a.m. for the following purposes:

1. To elect three directors, each to serve for a term of three years.

2. To ratify the appointment of independent certified public accountants for the Company and its subsidiaries.

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

   Stockholders of record of the Company's Common Stock at the close of business on March 17, 1995 will be entitled to vote as set forth in the accompanying Proxy Statement at the meeting and any postponement or adjournment thereof.


                                   JOHN G. RYAN
                                   Secretary

Houston, Texas
March 31, 1995



IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THE MEETING,
WHETHER OR NOT YOU ARE ABLE TO ATTEND PERSONALLY.  ACCORDINGLY,
YOU ARE REQUESTED TO SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED
PROXY IN THE ENVELOPE PROVIDED.



                              PROXY STATEMENT


   This proxy statement is being furnished to the stockholders of Global Marine Inc. in connection with the solicitation of proxies by the Company's Board of Directors for use at the Annual Meeting of Stockholders to be held on May 10, 1995 and any postponement or adjournment thereof. The approximate date on which this proxy statement and the form of proxy are first being sent or given to stockholders of the Company is March 31, 1995.

   At the Annual Meeting, the holders of shares of common stock, par value $.10 per share, of the Company (the "Common Stock") will be asked to consider and vote upon (i) the election of three persons to serve on the Board of Directors of the Company, each for a three-year term, and (ii) a proposal to ratify the Board of Directors' appointment of Coopers & Lybrand L.L.P. as independent certified public accountants for the Company and its subsidiaries for fiscal year 1995.

   All shares of Common Stock represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting, and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated with respect to any shares for which properly executed proxies have been received, such proxies will be voted FOR the Board of Directors' nominees for directors and FOR the proposal to ratify the Board of Directors' appointment of Coopers & Lybrand L.L.P. as independent auditors for fiscal year 1995. If any other matters are properly presented at the Annual Meeting for action, the persons named in the proxies and acting thereunder will have discretion to vote on such matters in accordance with their best judgment as to the best interests of the Company. The Board of Directors of the Company does not know of any other matters to be brought before the Annual Meeting.

   Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by any of the following actions: (i) filing with the Secretary of the Company, at or before the Annual Meeting, but in any event prior to the vote on the matter as to which revocation is sought, a written notice of revocation bearing a later date than the proxy; (ii) duly executing and submitting a subsequent proxy relating to the Annual Meeting; or (iii) voting in person at the Annual Meeting (although attendance at the Annual Meeting will not, in and of itself, constitute a revocation of a proxy). Any written notice revoking a proxy should be sent to the Secretary of the Company at the Company's principal executive offices, 777 North Eldridge Road, Houston, Texas 77079.

   The close of business on March 17, 1995 is the date fixed by the Board of Directors for the determination of stockholders of record entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. On March 17, 1995, there were issued and outstanding 164,881,034 shares of Common Stock, constituting the only class of stock outstanding. The holders of a majority of the outstanding shares of Common Stock as of March 17, 1995, present in person or represented by proxy, will constitute a quorum at the Annual Meeting.

   Each share of Common Stock is entitled to one vote at the Annual Meeting with respect to each matter to be voted upon except the election of directors. In the election of directors, the holders of Common Stock are entitled to cumulate their votes, with each share having a number of votes equal to the number of directors to be elected, which votes may be cast for one candidate or distributed among two or more candidates. The individuals named in the accompanying proxy will have discretionary authority to cumulate votes among candidates. A stockholder giving and not rescinding the accompanying proxy will not have the ability to direct that his votes be cumulated. However, authorization of the individuals named as proxies to cumulate votes, at their discretion, is solicited.

   With regard to the election of directors, votes may be cast in favor of or withheld; votes that are withheld will be excluded entirely from the vote and will not be counted in favor of or against any nominee. Abstentions may be specified on all proposals (but not on the election of directors) and will be counted as present for purposes of the item on which the abstention is noted. Abstentions on the proposal to ratify the appointment of independent auditors will have the effect of a negative vote because approval requires the affirmative vote of a majority of the shares represented in person or by proxy at the meeting. Under applicable law of the state of Delaware, which is the Company's state of incorporation, a broker non-vote (i.e., the shares are voted by the broker on at least one matter but not on the matter in question) will have no effect on the outcome of the election of directors but will have the same effect as a vote against the proposal to ratify the appointment of independent auditors. Also under Delaware law, for quorum purposes, the total votes received, including abstentions, would be counted in determining the number of shares present at the meeting, and broker non-votes would not be relevant because, by definition, those shares would have been voted on at least one matter and therefore would be counted for quorum purposes.

   The Company's Annual Report for the year ended December 31, 1994, which includes, among other things, the Company's audited consolidated balance sheets at December 31, 1994 and 1993, respectively, and audited consolidated statements of income and cash flows for the three years ended December 31, 1994, 1993 and 1992, respectively, has been mailed to stockholders of record as of March 17, 1995.

   The cost of this solicitation will be borne by the Company. It is expected that the solicitation of proxies will be primarily by mail, telephone and facsimile. The Company has arranged for Georgeson & Company Inc., Wall Street Plaza, New York, New York 10005 to solicit proxies in such manner at a cost of $7,500, plus out-of-pocket expenses. Proxies may also be solicited personally by directors, officers, and other regular employees of the Company in the ordinary course of business and at nominal cost. Proxy materials will be provided for distribution through brokers, custodians, and other nominees or fiduciaries to beneficial owners of the Common Stock. The Company expects to reimburse such parties for their reasonable out-of-pocket expenses incurred in connection therewith.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   Listed below are the only persons who, to the knowledge of the Company, may be deemed to be beneficial owners, as of March 17, 1995, of more than 5% of the Company's Common Stock.

Name and Address                             Shares               Percent
of Beneficial Owner                     Beneficially Owned       of Class(1)
The Equitable Companies Incorporated (2)    16,714,100             10.14%
787 Seventh Avenue
New York, New York 10019

Merrill Lynch & Co. Inc. (3)                15,012,000              9.10%
World Financial Center, North Tower
250 Vesey Street
New York,  New York 10281


(1) The percentages are based on the number of issued and outstanding shares of Common Stock at March 17, 1995.

(2) The number of shares indicated is based on a statement on Schedule 13G, dated January 9, 1995, which was filed jointly by five French mutual insurance companies (AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, Alpha Assurances I.A.R.D. Mutuelle, Alpha Assurances Vie Mutuelle, and Uni Europe Assurance Mutuelle), as a group, AXA, the Equitable Companies Incorporated and their subsidiaries. According to the
          Schedule 13G, the shares are beneficially owned by subsidiaries of The Equitable Companies Incorporated, as follows: (i) 2,755,900 shares (1.67%) by The Equitable Life Assurance Society of the United States,
          (ii) 13,954,200 shares (8.46%) by Alliance Capital Management L.P., and (iii) 4,000 shares (less than 1%) by Donaldson, Lufkin & Jenrette Securities.

(3) The number of shares indicated is based on Amendment No. 1 to a statement on Schedule 13G, dated February 10, 1995, which was filed jointly by Merrill Lynch & Co., Inc. ("ML&Co."), Merrill Lynch Group, Inc. ("ML Group"), Princeton Services, Inc. ("PSI"), Merrill Lynch Asset Management, L.P. ("MLAM"), and Merrill Lynch Growth Fund for Investment & Retirement (the "Fund"). Each of ML&Co., ML Group and PSI are parent holding companies and PSI is general partner of MLAM. MLAM is a registered investment advisor to registered investment companies such as the Fund. Each of ML&Co., ML Group, PSI, MLAM and the Fund disclaim beneficial ownership of the shares.



   The following table sets forth, as of March 17, 1995, the beneficial ownership of the Company's Common Stock by each director and nominee, the Chief Executive Officer and the four other most highly compensated executive officers and, as a group, of such persons and all other current executive officers, from information provided by such persons.

                                     Shares
                                  Beneficially              Percent
      Name                          Owned (a)             of Class (b)
Patrick M. Ahern                    17,713  (c)                 -
Donald B. Brown                     19,216  (c)                 -
Edward J. Campbell                  23,059  (c)                 -
Peter T. Flawn                      22,500  (c)                 -
John M. Galvin                      20,000  (c)                 -
Gary L. Kott                       538,450  (d)                 -
Lynn L. Leigh                       42,664  (c)                 -
C. Russell Luigs                 1,439,711  (d) (e)             -
Jon A. Marshall                    379,166  (d)                 -
Jerry C. Martin                    690,965  (d)                 -
John G. Ryan                       676,286  (d)                 -
Sidney A. Shuman                    20,829  (c)                 -
William R. Thomas                   32,460  (c)                 -
William C. Walker                   18,827  (c)                 -
All of the above and other
  executive officers as a
  group (18 persons)             4,803,722  (c) (d) (e)       2.84%

(a) Each person has sole voting and investment power with respect to the shares listed, unless otherwise indicated.

(b) As of March 17, 1995, no director or executive officer owned more than one percent of the Common Stock outstanding.

(c) Includes shares that may be acquired within sixty days of March 17, 1995 through the exercise of non-employee director stock options, as follows: 17,500 shares each for Messrs. Brown, Flawn, Galvin, Leigh, Shuman and Thomas; 16,000 shares each for Messrs. Ahern, Campbell and Walker; and 153,000 shares for the group.

(d) Includes shares that may be acquired within sixty days of March 17, 1995 through the exercise of employee stock options, as follows: Mr. Kott, 492,500; Mr. Luigs, 1,308,750; Mr. Marshall, 348,400; Mr. Martin, 640,000; Mr. Ryan, 625,000; and the group, 4,218,500.

(e) Includes 26,996 shares attributable to Mr. Luigs' account under the Company's 401(k) Savings Incentive
          Plan at March 17, 1995.


ELECTION OF DIRECTORS

   The Company's Board of Directors currently consists of eleven directors divided into three classes serving staggered terms of three years each. Seven of the Company's current directors are serving in two classes with terms that continue beyond the 1995 Annual Meeting of Stockholders, and they are not subject to election at this meeting. Four directors serve in a class with terms that expire at the 1995 Annual Meeting of Stockholders, and three of these directors are nominees for reelection at this meeting. These nominees are Patrick M. Ahern, C. Russell Luigs and William R. Thomas. William C. Walker's term will expire at the 1995 Annual Meeting of Stockholders and he will not stand for reelection. Each of the three directors to be elected at the 1995 Annual Meeting of Stockholders will serve a term of three years to expire at the 1998 Annual Meeting of Stockholders or until his successor is elected and qualifies. The candidates, up to the number of directors to be elected, receiving the highest number of votes cast by holders of the Common Stock, in person or by proxy, will be elected.

   It is intended that the proxies received from holders of the Company's Common Stock, in the absence of contrary instructions, will be voted at the 1995 Annual Meeting for the election of Messrs. Ahern, Luigs and Thomas. Although the Company does not contemplate that any of the nominees will be unable to serve, decline to serve, or otherwise be unavailable as a nominee at the time of the Annual Meeting, in such event the proxies will be voted in accordance with the authority granted in the proxies for such other candidate or candidates as may be nominated by the Board of Directors.

   Further information concerning the nominees for election as directors at the 1995 Annual Meeting of Stockholders, including their business experience during the past five years, appears below.


                      NOMINEES - FOR TERMS OF OFFICE
            EXPIRING AT THE 1998 ANNUAL MEETING OF STOCKHOLDERS

   Patrick M. Ahern, 54, is a private investor, and he is a senior partner in Ahern and Partners, L.P., a private investment and advisory partnership. He was first elected a director of the Company in 1987.

   C. Russell Luigs, 61, is Chairman of the Board, President and
Chief Executive Officer of the Company.   Mr. Luigs was first
elected a director of the Company in 1977.

   William R. Thomas, 74, is the Company's retired Senior Vice
President, Finance. He is also a director of Bank of the West and AeroVironment Inc. Mr. Thomas was first elected a director of the Company in 1978.

   The members of the Board of Directors who are not subject to election at the 1995 Annual Meeting are as follows.



                CONTINUING DIRECTORS - WITH TERMS OF OFFICE
            EXPIRING AT THE 1997 ANNUAL MEETING OF STOCKHOLDERS

   Edward J. Campbell, 67, was President of J. I. Case Company, a wholly-owned subsidiary of Tenneco Inc., from January 1992 until his retirement in April 1994. J. I. Case is a manufacturer of farm and construction equipment. From 1979 through 1991, Mr. Campbell was President and Chief Executive Officer of Newport News Shipbuilding & Dry Dock Co., also a wholly-owned subsidiary of Tenneco Inc. He is a director of Zurn Industries, Inc., Titan Wheel International, Inc. and the American Bureau of Shipping
(ABS) Group of Companies.   Mr. Campbell was first elected a
director of the Company in 1981.

   Peter T. Flawn, 69, has been prominent in the field of geology for many years as an academician, author and consultant, and he is a former president of the University of Texas at Austin. He is also a director of Harte-Hanks Communications, Inc.; Input/Output, Inc.; Radian Corporation; and Tenneco Inc. Dr. Flawn was first elected a director of the Company in 1989.

   John M. Galvin, 62, has been a private investor and consultant since his retirement in 1992 as Vice Chairman, a director and Chief Financial Officer of The Irvine Company, a major, private real estate development and investment company. He is a director of Commercial Intertech Inc. and of Oasis Residential, Inc. Mr. Galvin was first elected a director of the Company in 1979.

   Lynn L. Leigh, 69, has been Senior Vice President of National-Oilwell, a manufacturer and international supplier of oilfield equipment and services, since October 1993, prior to which he had been President and Chief Executive Officer of Hydril Company, a manufacturer of high performance products for petroleum drilling and production, since 1991. From 1988 to 1991, Mr. Leigh was a
consultant to the oil and gas industry.   Mr. Leigh was first
elected a director of the Company in 1981.

                CONTINUING DIRECTORS - WITH TERMS OF OFFICE
            EXPIRING AT THE 1996 ANNUAL MEETING OF STOCKHOLDERS

   Donald B. Brown, 68, is an investor and a consultant to the energy exploration and development industry. He was first elected a director of the Company in 1982.

   Jerry C. Martin, 62, has been the Company's Senior Vice
President and Chief Financial Officer since 1985. Prior to 1985, he held various positions with Global Marine Drilling Company, the Company's major operating subsidiary. Mr. Martin was first elected a director of the Company in 1993.

   Sidney A. Shuman, 82, is a retired Corporate Vice President and director of Baker International Corporation. Mr. Shuman was first elected a director of the Company in 1977.


                      DIRECTOR - WITH TERM OF OFFICE
            EXPIRING AT THE 1995 ANNUAL MEETING OF STOCKHOLDERS

   William C. Walker, 71, is an independent management consultant and a retired President of Mid-Continent Supply Company, a major provider of oilfield equipment and services worldwide. He was also with Loffland Brothers Company, an oil and gas drilling contractor, for more than 20 years, eventually serving as President. Mr. Walker is a director of Aztec Manufacturing
Company and of DI Industries, Inc.   He was first elected a
director of the Company in 1986.


BOARD OF DIRECTORS AND COMMITTEES

   The Company's Board of Directors currently consists of eleven members and will consist of ten members following the 1995 Annual Meeting of Stockholders. The Board has five standing committees. During 1994, the Board of Directors held four meetings. Further information concerning the Board's standing committees appears below.

   EXECUTIVE COMMITTEE - The Company's Executive Committee consists of five directors: John M. Galvin, Chairman, Edward J. Campbell, Lynn L. Leigh, C. Russell Luigs and William C. Walker. The Executive Committee has the authority to exercise all the powers of the Board which may be delegated legally to it by the Board in the management and direction of the business and affairs of the Company. The Executive Committee did not meet during 1994.

   AUDIT COMMITTEE - The Company's Audit Committee consists of four non-employee directors: Lynn L. Leigh, Chairman, Donald B. Brown, Sidney A. Shuman and William C. Walker. Audit Committee meetings are attended by members of the Committee, the Company's independent auditors and the head of the Company's internal audit staff. In addition, the Audit Committee meets privately with the Company's independent auditors at least once a year. The Committee recommends the firm of independent auditors for each fiscal year, approves the nature of the professional services provided by the independent auditors prior to performance of such services, and reviews the independence of the auditors. The Committee also reviews the scope of work and the reported results of the Company's internal auditors and confers with management from time to time on financial reporting and internal control matters. During 1994, the Audit Committee held four meetings.

   COMPENSATION COMMITTEE - The Company's Compensation Committee consists of four non-employee directors: Patrick M. Ahern, Chairman, Donald B. Brown, Edward J. Campbell and John M. Galvin. The Compensation Committee makes recommendations to the Board regarding remuneration arrangements for senior management and directors, adoption of compensation plans in which officers and directors are eligible to participate and the grant of stock options or other benefits under any such plans. The Compensation Committee held four meetings during 1994.

   FINANCE COMMITTEE - The Company's Finance Committee consists of five non-employee directors: Edward J. Campbell, Chairman,
Patrick M. Ahern, Peter T. Flawn, John M. Galvin and William R. Thomas. The Committee reviews the Company's annual financial plan, makes recommendations to the Board of Directors regarding material capital expenditures, acquisitions and financings contemplated by the Company and advises with respect to the Company's external financial relationships. During 1994, the Finance Committee held four meetings.

   NOMINATING COMMITTEE - The Company's Nominating Committee consists of five non-employee directors: William C. Walker, Chairman, Peter T. Flawn, Lynn L. Leigh, Sidney A. Shuman and William R. Thomas. The Nominating Committee, which held four meetings during 1994, recommends to the Board of Directors those persons it believes should be nominees for election as directors. In this connection, the Committee considers the performance of incumbent directors in determining whether they should be nominated to stand for reelection. The Committee will consider qualified nominees recommended by stockholders. Any such recommendation for the 1996 election of directors should be submitted in writing to the Secretary of the Company at 777 North Eldridge Road, Houston, Texas 77079.

   During 1994, each director of the Company attended at least 75% of the meetings of the Board and committees of the Board on which they served.


DIRECTOR COMPENSATION

   Directors of Global Marine Inc. who are not employees of the Company or any of its subsidiaries receive a retainer of $6,000 per quarter for their services as directors. They also receive $900 plus expenses for each regular Board meeting attended, $1,500 plus expenses for each special meeting of the Board attended, and $500 plus expenses for each meeting of any committee of the Board attended, in each case other than telephonic meetings. Directors who are employees of the Company do not receive directors' fees.

   Non-employee directors are participants in the Retirement Plan for Outside Directors. The Company believes this plan enables it to attract and retain outside directors, who render necessary and important services. Under the Retirement Plan for Outside Directors, each participant vests in an annual retirement benefit equal to a percentage of the highest annual basic retainer fee for directors in effect at any time during the one-year period preceding the termination of his Board service. The percentage, which is based on the participant's full years of service as an outside director during all periods on and after August 1, 1989, is 20% after one year of service up to 100% after five years of service. A participant becomes 100% vested upon termination of service due to death or disability, and each participant then serving as an outside director becomes 100% vested upon a "change of control," which is defined as any acquisition of more than fifty percent of the voting power of the Company's stock by any entity or by any group acting in concert. A participant may begin receiving his vested benefit upon his termination of service due to disability or, if later, upon the later of his attainment of age 65 or his termination of service as a director. The benefit is payable to the participant or his beneficiary over a period, up to a maximum of 15 years, equal to the period the participant served as an outside director, provided that a beneficiary, or a director who terminates his service due to disability or within one year following a change of control, may receive the benefit in a lump sum.

   All of the Company's current directors except Messrs. Luigs and Martin, who are employees of the Company, are participants in the Retirement Plan for Outside Directors. Each participant had five full years of credited service as of December 31, 1994 for purposes of determining the vested benefit under the plan.

   Under the Company's 1990 Non-Employee Director Stock Option Plan, options to purchase shares of the Company's Common Stock are granted to directors who, as of the date of grant, are not employees of the Company or any of its subsidiaries and have not been such employees for any part of the preceding fiscal year. At present, all of the directors except Messrs. Luigs and Martin are eligible non-employee directors. Option grants to non-employee directors are in addition to and not in lieu of the other compensation for their services as directors described elsewhere in this proxy statement.

   Each person who becomes eligible to receive a grant under the plan receives an initial 10,000 share grant on the date he first achieves such eligibility. Each person who receives an initial 10,000 share option grant and remains eligible automatically receives an additional grant of options to purchase 3,000 shares on the adjournment date of each subsequent annual meeting of stockholders beginning with the first annual meeting following the calendar year of the initial grant. During 1994, the nine non-employee directors each automatically received a grant of options under the plan to purchase 3,000 shares of Common Stock at the per share exercise price of $4.1875. Upon the expiration of unexercised options granted under the plan, new options may be granted with respect to the shares covered by such expired options.

   The exercise price for each share of Common Stock subject to an option granted under the plan is the fair market value per share at the date the option is granted and must be at least equal to the par value of the stock. Each option becomes exercisable for fifty percent of the shares covered thereby after one year from the date of grant and for the remaining fifty percent two years from the date of grant. Options expire ten years from the date of grant; provided, however, that if a participant's service as a non-employee director terminates by reason of disability, death, the failure of the Board to nominate him for reelection other than for cause, or his ineligibility for reelection pursuant to the Company's by-laws, any options that are then exercisable may only be exercised for up to one year after the date of the disability, death or termination. If his service terminates because he decides not to stand for re-election, his options may only be exercised for up to three months after the termination, and, if his service terminates for any other reason, including for cause as defined in the plan, his options may be exercised for up to five business days after the termination. Options are non-transferable otherwise than by will or the laws of descent and distribution.

   Option prices and the number and kinds of shares covered by the Non-Employee Director Stock Option Plan and by options under the plan are subject to adjustments in the event of a merger, consolidation, reorganization, recapitalization, stock dividend, stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or other like changes in the Company's capital structure. In addition, the right to exercise all options remaining unexercised under the plan shall accelerate, so that such options will become immediately exercisable, upon (i) any acquisition of more than fifty percent of the voting power of the Company's stock by any person or persons acting as a group for purposes of acquiring such stock,
(ii) the occurrence of a change in the membership of the Board of Directors during any consecutive two-year period, excluding changes due to death or disability, so that individuals who constitute the Board at the beginning of such period cease to constitute a majority of the Board, (iii) the shares subject to options becoming subject to delisting by the New York Stock Exchange or a successor exchange in respect of the number of publicly held shares or the number of stockholders holding one hundred shares or more, (iv) approval by the Board of Directors of the sale of all or substantially all of the Company's assets, or (v) approval by the Board of any merger, consolidation, issuance of securities or purchase of assets which would result in an event described in (i), (ii) or (iii) above. However, the Board's Compensation Committee, as constituted prior to any such occurrence, may, upon such occurrence, in general determine that the options shall terminate and that the holders thereof shall be paid cash in an amount equal to the difference between the option exercise price and the fair market value of the stock before the occurrence.

   The 1990 Non-Employee Director Stock Option Plan is administered by the Compensation Committee of the Board of Directors, which consists of non-employee members of the Board.
However, the Committee's administrative functions are ministerial in view of the plan's explicit provisions, including those relating to eligibility for option grants and predetermination of the timing, amounts and exercise price of such grants.

   The termination date of the plan is May 8, 2001. The Board of Directors may at any time amend, suspend or terminate the plan, but options granted before any termination or suspension may continue to be exercised according to their terms. Rights and obligations under any option granted under the plan may not be adversely affected by any amendment without the consent of the option holder. In addition, no amendment may be made without the approval of the Company's stockholders that will increase the total number of shares available for options under the plan, change the manner of determining the option exercise price, increase the ten-year maximum term of the options, modify the plan's eligibility provisions, or materially increase the benefits accruing to participants, unless such stockholder approval is not required in order for options granted under the plan to continue to be exempt from the operation of Section 16(b) of the Securities Exchange Act of 1934.


EXECUTIVE COMPENSATION

   The following table sets forth information concerning compensation for services in all capacities to the Company and its subsidiaries during each of the last three years of those persons who were the Company's Chief Executive Officer and its other four most highly compensated executive officers during 1994:

                                      SUMMARY COMPENSATION TABLE

                                      ANNUAL COMPENSATION             LONG TERM
                                                                    COMPENSATION
                                                                      AWARDS

NAME AND                                                                                   ALL OTHER
PRINCIPAL POSITION           YEAR          SALARY         BONUS(1)     OPTIONS(2)        COMPENSATION(3)
                                            ($)            ($)          (#)                  ($)
C. Russell Luigs, Chairman   1994         $478,750        $100,000      175,000           $9,900
of the Board, President      1993         $463,750        $ 80,000      200,000           $9,665
and Chief Executive Officer  1992         $448,750        $100,000      250,000           $8,515

Jerry C. Martin, Senior      1994         $253,958        $ 70,000      100,000           $3,750
Vice President and Chief     1993         $241,250        $ 57,000      150,000           $4,607
Financial Officer            1992         $226,667        $ 70,000      150,000           $4,443

John G. Ryan,                1994         $250,882        $ 70,000      100,000           $4,494
Chairman and Chief           1993         $235,000        $ 59,500      150,000           $5,243
Executive Officer, Global    1992         $216,250        $ 70,000      150,000           $4,874
Marine Drilling Company,
and Corporate Secretary

Gary L. Kott,                1994         $232,750        $ 40,000       75,000           $6,174
President and Chief          1993         $229,167        $ 35,000      100,000           $6,569
Operating Officer, Global    1992         $259,167        $ 30,000      100,000           $6,103
Marine Drilling Company

Jon A. Marshall, President,  1994         $196,879        $ 70,000       75,000           $4,239
Applied Drilling Techonology 1993         $184,167        $ 45,000      100,000           $4,745
Inc. and Challenger          1992         $157,685        $ 43,000      162,500           $4,077
Minerals Inc.

(1) In order to preserve cash and to further encourage stock ownership by executive officers, bonuses based on service during the years indicated were paid to executive officers, including the five named in the table, in shares of the Company's Common Stock under the Company's Stock Option and Incentive Plan, net of the required tax withholdings (with the exception of $3,000 of Mr. Marshall's 1992 bonus, which amount was paid in cash for services rendered during 1992 before Mr. Marshall became an executive officer). Bonuses based on service during each year were awarded in the following year, and the dollar amounts indicated in the table in respect of stock are the stock's fair market values (average of high and low market prices) on the respective award dates.

(2) Expressed in terms of the numbers of shares of the Company's Common Stock underlying options granted during the years indicated.

(3) The amounts indicated under "All Other Compensation" for 1994 consist of (a) amounts contributed by the Company to match a portion of the employees' contributions under the Company's 401(k) Savings Incentive Plan (Mr. Luigs, $3,750; Mr. Martin, $3,750; Mr. Ryan, $3,750; Mr. Kott, $3,750; and Mr. Marshall, $3,750), plus (b) insurance premiums paid by the Company with respect to term life insurance for the benefit of the named executive officers (Mr. Luigs, $6,150; Mr. Ryan, $744; Mr. Kott, $2,424; and Mr.
          Marshall, $489).




EMPLOYMENT AGREEMENTS AND SEVERANCE AND CHANGE-IN-CONTROL
ARRANGEMENTS

   In February 1995, the Company entered into an employment agreement with Mr. Luigs that terminates in April 1998. The agreement specifies a minimum annual base salary of $500,000.
In the event Mr. Luigs is removed from his position as Chief Executive Officer for reasons other than willful and material misconduct deliberately harmful to the Company, or in the event of a substantial alteration in the nature of his position, termination of his employment agreement, or termination due to disability, Mr. Luigs would be entitled to salary continuation and retirement benefit accrual for a period of two years, and he would be entitled to group insurance continuation until the sooner of two years or such time as similar benefits are provided through other employment. Mr. Luigs would also be entitled to the foregoing benefits upon his termination or resignation within one year following the acquisition of securities representing, or other control of, 35% or more of the voting power of the Company by any person or group of persons working in concert. In the case of a termination due to disability, the amount of salary to be continued would be reduced by an amount equal to certain disability benefits.

   The Company also has severance agreements with certain key executive officers. The agreements provide for a severance payment if employment is terminated by the Company for reasons other than misconduct harmful to the Company. The payment would also be made if employment is terminated by the individual within six months following a reduction in his base salary, a substantial alteration in the nature of his position, or his office being moved from Houston, Texas without his consent, or within one year following the acquisition of 35% or more of the voting power of the Company by any person or group of persons acting in concert, or in the event of termination due to disability, in which case the amount would be reduced by an amount equal to certain disability benefits. The payment would consist of salary continuation and the continuation of medical, dental and life insurance benefits for a period of two years following such termination of employment, based on the individual's highest base salary and benefits at any time within the nine months immediately preceding such termination. Among the executive officers covered by such agreements are Messrs. Martin, Ryan, Kott, and Marshall.

   Outstanding option agreements under the Company's 1989
Stock Option and Incentive Plan provide that the right to exercise all options remaining unexercised under such agreements shall accelerate, so that such options will become immediately exerciseable, upon any acquisition of more than 50% of the voting power of the Company's stock by any entity or group acting in concert for purposes of acquiring such stock. In addition, the vesting of retirement benefits under the Company's Retirement Plan for Outside Directors and of outstanding options under the Company's 1990 Non-Employee Director Stock Option Plan can accelerate upon the occurrence of certain events in connection with a change-in-control as outlined in the discussion of those plans under "Director Compensation," above.

OPTION GRANTS

   The following table provides details regarding the stock options indicated in the Summary Compensation Table as having been granted to the named executive officers in 1994. In addition, in accordance with Securities and Exchange Commission rules, there are shown hypothetical gains or "option spreads" that could be realized for the respective options, based on arbitrarily assumed rates of annual compound stock price appreciation of 0%, 5% and 10% from the date the options were granted over the full ten-year term of the options. For comparative purposes, also shown are the total gains that could be realized over a ten-year period by the Company's stockholders. No gain to the optionees is possible without an increase in the stock price which will benefit all stockholders proportionately.


                                            OPTION GRANTS IN 1994

                         Individual Grants
                                                                                 Potential Realizable Value at Assumed
                                                                                Annual Rates of Stock Price Appreciation
                                                                                          for Option Term(2)
                                       Percent of       Exercise
               Number of Shares       Total Options     or Base
                  Underlying           Granted to       Price
              Options Granted(1)        Employees       ($ per      Expira-        0%           5%           10%
Name                  (#)                in 1994        share)     tion Date      ($)           ($)          ($)
C. R. Luigs          175,000              11.15%        $4.125     2-8-2004    $      0  $    453,983   $    1,150,483
J. C. Martin         100,000               6.37%        $4.125     2-8-2004    $      0  $    259,419   $      657,419
J. G. Ryan           100,000               6.37%        $4.125     2-8-2004    $      0  $    259,419   $      657,419
G. L. Kott            75,000               4.78%        $4.125     2-8-2004    $      0  $    194,564   $      493,064
J. A. Marshall        75,000               4.78%        $4.125     2-8-2004    $      0  $    194,564   $      493,064
All
Stockholders(3)        N/A                  N/A         $4.125        N/A      $      0  $422,634,581   $1,071,039,007


(1) All options granted to the named officers were granted at exercise prices equal to the average of the high and low per share market prices of the Company's Common Stock, $.10 par value per share, on the date of grant. All options were granted on February 8, 1994. Each option granted during 1994 first became exercisable one year after its date of grant as to 50% of the underlying shares and first becomes exercisable two years after its date of grant as to the remaining 50%. The right to exercise unexercised options is subject to acceleration in certain circumstances as described under "Employment Agreements and Severance and Change-in-Control Arrangements," above. The Company's Board of Directors or the Compensation Committee of the Board may from time to time adjust or reduce the exercise prices of outstanding options, provided that the exercise price must be at least equal to the par value of the underlying stock. Options are non-transferable other than by will or the laws of descent and distribution.

(2) These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises or stock holdings are dependent on the future performance of the stock and overall stock market conditions. There can be no assurance that the amounts reflected in this table will be achieved.

(3)       Based on 162,915,795 shares of the Company's Common
          Stock outstanding on February 8, 1994, using the $4.125 average of the stock's high and low market prices on that date as the base price.


OPTION EXERCISES AND YEAR-END VALUES

   The following table shows option exercises by the named executive officers during 1994, as well as the number of shares underlying all exercisable and non-exercisable stock options held by the named executive officers as of December 31, 1994. Also reported are the year-end values for their unexercised "in-the-money" options, which represent the positive spread between the exercise price of any such options and the year-end market price of the Common Stock.

                                AGGREGATED 1994 OPTION EXERCISES
                                   AND YEAR-END OPTION VALUES

             Number of                         Number of Unexercised Options     Value of Unexercised In-the-
              Shares                                    at Year-End              Money Options at Year-End
             Underlying                                     (#)                             ($)
              Options           Value
             Exercised         Realized
Name            (#)              ($)           Exerciseable    Unexerciseable    Exerciseable    Unexerciseable
C. R. Luigs      0                0            1,121,250           275,000        $1,937,891      $ 62,500
J. C. Martin     0                0              515,000           175,000        $  700,937      $ 46,875
J. G. Ryan       0                0              500,000           175,000        $  670,312      $ 46,875
G. L. Kott       0                0              405,000           125,000        $  469,375      $ 31,250
J. A. Marshall   0                0              260,900           125,000        $  342,187      $ 31,250


LONG TERM INCENTIVE AWARDS

    The following table provides details regarding long term incentive awards to the named executive officers in 1994, which are discussed in the Report of the Compensation Committee of the Board of Directors on Executive Compensation in this Proxy Statement. The table includes the number of shares underlying each award, the time period until payout of the award, and the number of shares of the estimated payout. Awards are dependent on the performance of the Company for the three-year period ending December 31, 1996 as measured by cumulative earnings before interest, taxes, depreciation and amortization, earnings per share in 1996, and stock price growth. Shares of the Company's Common Stock underlie each award and are allocated among the performance criteria. A portion of the award allocated to each criterion will be earned only if a pre-established threshold level of performance is achieved. After reaching the threshold, the amount of the award increases up to the full amount of the award allocated to that criterion if a pre-established target level of performance is achieved.

                          1994 LONG-TERM INCENTIVE AWARDS
                                                                  Estimated Future Payouts
                                                                            Under
                    Number of Shares,         Performance or      Non-Stock Price-Based Plans(1)
                        Units or               Other Period
                      Other Rights           Until Maturation      Threshold          Target
Name                       (#)                  or Payout             (#)               (#)
C. R. Luigs              75,000                   3 Years            18,750           75,000
J. C. Martin             35,000                   3 Years             8,750           35,000
J. G. Ryan               35,000                   3 Years             8,750           35,000
G. L. Kott               20,000                   3 Years             5,000           20,000
J. A. Marshall           25,000                   3 Years             6,250           25,000

(1) Expressed in terms of numbers of shares of the Company's Common Stock. Estimated future payout amounts assume threshold or target levels of performance are achieved under all performance criteria. Although twenty percent of each award is based on stock price growth, the shares underlying that portion of each award are included in the estimated future payouts columns in order to report total estimated future payouts under the plan.


RETIREMENT PLANS

    The following table shows the estimated annual pension benefits payable on a single straight life annuity basis to a covered participant at normal retirement age (age 65), including both benefits payable under the Company's qualified defined benefit pension plan (the Retirement Plan for Employees) and benefits payable under the Company's nonqualified supplemental defined benefit pension plans (the Benefit Equalization Retirement Plan and the Executive Supplemental Retirement Plan), which cover the five executive officers named in the Summary Compensation Table. The nonqualified supplemental plans provide benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations on qualified plan benefits. The estimated benefits shown are based on remuneration covered by the plans and years of service with the Company and its subsidiaries.

                             PENSION PLAN TABLE
                                        Years of Service
Remuneration         15          20          25           30          35
$150,000           $ 75,000    $ 75,000   $ 75,000     $ 83,529    $ 98,262
$200,000           $100,000    $100,000   $100,000     $113,262    $133,262
$250,000           $125,000    $125,000   $125,000     $143,262    $168,262
$300,000           $150,000    $150,000   $150,000     $173,262    $203,262
$350,000           $175,000    $175,000   $175,000     $203,262    $238,262
$400,000           $200,000    $200,000   $200,000     $233,262    $273,262
$450,000           $225,000    $225,000   $225,000     $263,262    $308,262
$500,000           $250,000    $250,000   $250,000     $293,262    $343,262
$550,000           $275,000    $275,000   $275,000     $323,262    $378,262
$600,000           $300,000    $300,000   $300,000     $353,262    $413,262
$650,000           $325,000    $325,000   $325,000     $383,262    $448,262


   Under the Company's pension plans, annual retirement benefits are based on a participant's average annual compensation (for executive officers, the amounts shown under "Salary," "Bonuses" and "Other Annual Compensation" in the Summary Compensation Table) during the period of five consecutive years in which an employee's compensation is greatest during the fifteen years prior to such employee's retirement (in the case of the Retirement Plan for Employees and the Benefit Equalization Retirement Plan) and during the three-year period during which an employee's compensation is greatest (in the case of the Executive Supplemental Retirement Plan). The benefits shown in the Pension Plan Table reflect an offset as provided for under the Benefit Equalization Retirement Plan for Social Security benefits.

   The full years of credited service as of December 31, 1994 for purposes of determining the entitlement to retire with a benefit under all plans and for purposes of determining the benefit under the Retirement Plan for Employees and the Benefit Equalization Retirement Plan for each of the individuals named in the Summary Compensation Table are: Mr. Luigs, 17 years; Mr. Martin, 15 years; Mr. Ryan, 12 years; Mr. Kott, 16 years; and Mr. Marshall, 15 years. Mr. Luigs has declined participation in the Benefit Equalization Retirement Plan and has waived all rights to receive benefits under such plan. The full years of employment under the Executive Supplemental Retirement Plan as of December 31, 1994 for purposes of determining the benefit under that plan for individuals named in the Summary Compensation Table are: Mr. Luigs, 17 years; Mr. Martin, 9 years; Mr. Ryan, 8 years; Mr. Kott, 16 years; and Mr. Marshall, 2 years. The Pension Plan Table assumes that years of service for a particular individual are the same under all plans and that three-year and five-year average annual compensation are the same.



BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

   The following report concerning the specific factors, criteria and goals underlying decisions on awards and payments of compensation to each of the executives named in the Summary
Compensation Table is provided by the Compensation Committee of the Company's Board of Directors.

                   REPORT OF THE COMPENSATION COMMITTEE
            OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

      The Compensation Committee, composed entirely of outside directors, is responsible for making recommendations to the Board of Directors with regard to:

               1)   the Company's compensation policies and
                    programs, and

               2) specific salary, incentive and stock option awards to senior executive officers, including the Chief Executive Officer and all of his direct reports, which include the other four officers named in the Summary Compensation Table.

      COMPENSATION POLICIES AND PROGRAMS

      The Compensation Committee s goals are to develop and maintain compensation programs that preserve and enhance shareholder value. The Compensation Committee therefore has designed the Company s executive compensation program so that it:

               * Motivates executives toward effective long-term strategic management of the Company s assets and operations through stock programs which focus executives attention on increasing shareholder value as measured by the Company's stock price, stock performance relative to the peer group, and earnings performance;

               *    Rewards effective, efficient ongoing
                    management of Company operations through annual incentives which are tied to operating, financial and strategic goals established each year; and

               * Provides the ability to attract and retain the quality of executives needed, through competitive salary levels.

      The Company's executive compensation program includes base salary, annual management incentive awards, stock options, and long-term incentive awards, each of which is tied to performance. The Committee intends to make awards and take actions under these programs considering the overall costs and benefits to the Company. Specifically, the Committee intends to take actions required to preserve the tax deductibility of executive pay under Section 162(m) of the Internal Revenue Code, and to consider tax deductibility in making future awards to senior executives. The Committee is advised periodically by a nationally recognized, independent compensation consultant on competitive salary levels, bonus practices, and stock programs of leading drilling contractors.

      In evaluating competitive compensation levels, the Committee uses a peer group comprised of the same companies used for comparison in the Cumulative Total Shareholder Return graph, including Energy Service Company, Nabors Industries, Noble Drilling, Parker Drilling, Reading & Bates, Rowan Companies, and SONAT Offshore Drilling Inc. In evaluating competitive pay, the Committee evaluates company performance, salary levels, bonus levels and annual vesting of options and/or restricted stock in the long-term incentive plans of competing drilling contractors. The Committee has established a goal of matching the industry average where earned in total salary, bonus and stock vesting rather than attempting to match compensation on a component-by-component basis. An executive compensation analysis in 1994 by the Company's independent compensation consultant indicated that the total of the Chief Executive Officer's salary, bonus and value of stock vesting was second-lowest among all peer group companies, and the total salary, bonus and stock vesting of the second-highest paid executive was below the average of the peer group. In addition, the compensation analysis indicated that while other executive officers' total salaries and bonuses were above average, the value of stock vesting, as well as total compensation, were below the peer group average.

      BASE SALARY: The Compensation Committee reviews the performance of each senior executive officer individually with the Chief Executive Officer and, considering the Chief Executive Officer's recommendation, determines an appropriate salary level for each officer. No specific mathematical formula or weighing of factors is used in evaluating officer salaries. The Committee does, however, give primary weight to Company performance and industry conditions. If overall Company performance warrants officer salary increases, the performance of each officer is evaluated, considering primarily business results in his area of responsibility and his particular contribution to overall Company performance, but also considering advancements in the executive s managerial skills. For a given year, the Company's achievements that are given the most weight are those that will benefit the Company's long-term financial performance. The Committee notes that salaries of individual officers may be, and in recent years have been, reduced based on this evaluation.

      ANNUAL MANAGEMENT INCENTIVE AWARDS: The Compensation Committee has designed an Annual Management Incentive Award Plan to reward executives and managers, other than a group of six senior executive officers that includes the five named in the Summary Compensation Table. Bonus awards under the Plan are based on the Company's performance in relation to goals established at the outset of each year. For 1994, the Plan was based on operating cash contribution: 6% of operating cash contribution in excess of a $48 million threshold was reserved for the Plan, subject to an overall maximum of $2.5 million and an additional limit of 35% of salary as the maximum payout to any one participant. For 1994, the operating cash contribution exceeded $48 million, so incentive awards were granted. The individual performance of the 110 eligible employees was considered in allocating the awards.

      The Compensation Committee also granted incentive bonus awards to those senior officers who are not covered by the Plan, such awards approximating the same percentage of salary as the average percentage of salary of awards under the Plan. In allocating individual incentive bonus awards to these senior executive officers in respect of 1994 service, the Compensation Committee:

               (1) reviewed the individual performance of each officer, giving particular weight to the Company's strategic achievements discussed below under "Company Performance" and the officer's contributions to those achievements; and

               (2) considered the accomplishments of each senior executive officer in his area of responsibility.

   Based on these reviews, which did not involve any specific formula or weighing of factors, and with consideration given to competitive peer group total compensation levels, incentive bonus awards were approved by the Committee.

      Incentive bonus awards may be paid in cash or in shares of Company stock, or in a combination thereof. Commencing with the awards for services rendered in 1991, the Company has paid incentive bonus awards to most recipients, including the five executive officers named in the Summary Compensation Table, in shares of the Company s common stock, net of the required tax withholdings, in order to preserve cash and to further encourage stock ownership. As with base salary, incentive bonus awards are not guaranteed.

      STOCK OPTIONS: The Compensation Committee believes that stock options are critical in motivating and rewarding the creation of long-term shareholder value, and the Committee has established a policy of awarding stock options each year based on the continuing progress of the Company as well as on individual performance. All stock option awards shown in the Summary Compensation Table for the past three years were made at fair market value at the time of grant so that holders will benefit from such options only when, and to the extent the stock price increases after the option grant.

      In February 1994, the Compensation Committee approved annual stock option grants to executive officers and other key employees, including the five named in the Summary Compensation Table. In making these awards, the Committee considered the amount and terms of prior stock option awards. The 1994 option awards were made to 79 employees and covered approximately 1.48 million shares of underlying common stock, which was less than the approximately
   1.61 million shares covered by the 1993 annual grants. The decrease in the total number of shares, although not tied to any formula, consisted of decreases in awards to the six senior executive officers in order to motivate these executives to improve operating results, which the Committee felt could be better accomplished by tying the amount of the officers' awards more directly to performance under the new long-term incentive arrangements discussed below.

      In approving the 1994 stock option grants, the Committee noted the Company's successful implementation of several key strategic decisions during 1993 that were expected to benefit financial performance in future years: the Company acquired three 300-foot jackup drilling rigs, reached an agreement to acquire two more 300-foot jackup rigs, and completed the mobilization of several rigs to stronger drilling markets. The Company's financial condition had also improved in 1993, including a decrease in the Company's debt-to-equity ratio from 1.6 to 1 at December 31, 1992 to 1.1 to 1 at December 31, 1993, and an increase in the Company's cash by $20 million during the same period. The Committee recognized the role of the executive officers and other key employees in accomplishing these results, all of which had important long-term implications for the Company.

       The performance of individual executive officers and other key employees was considered in allocating 1994 stock option grants, which were recommended by the Chief Executive Officer and approved by the Committee. In allocating individual stock option grants to senior executive officers, the Chief Executive Officer and the Compensation Committee reviewed and considered essentially the same areas of individual performance mentioned above with respect to incentive awards, taking into account the areas of Company performance discussed above, and each individual's contributions.

      LONG-TERM INCENTIVE AWARDS: After reviewing a comprehensive analysis of stock plans utilized by peer group companies, which was provided to the Committee by the Company's independent compensation consultant, the Compensation Committee determined that, in order to provide competitive compensation and to motivate senior executives towards effective long-term strategic management of the Company's assets and operations, the Company should utilize long-term incentive awards more directly tied to performance for its six senior executive officers, including the five named in the Summary Compensation Table. Accordingly, in May 1994 the Committee approved the grant of long-term incentive awards under the Company's 1989 Stock Option and Incentive Plan. The total amount of these awards and their allocation among the six senior executive officers were based on the same considerations discussed above with respect to stock options grants.

      The long-term incentive awards granted in 1994 are dependent on Company performance for the three-year period ending December 31, 1996, as measured by three long-term performance criteria: cumulative earnings before interest, taxes, depreciation and amortization; earnings per share in 1996; and stock price growth. Shares of the Company's common stock underlie each award and are allocated among the three criteria: 40% to cumulative earnings, 40% to 1996 earnings per share, and 20% to stock price growth. No portion of the amount allocated to a criterion will be earned unless a pre-established "threshold" level of performance is achieved. Once the threshold level of performance has been achieved, the amount of the award for that criterion increases up to that criterion's full allocated amount if the pre-established "target" level of performance is achieved. The full amount of the award will be earned only if target level performance is achieved for all three performance criteria. The Committee intends to provide incentives in the form of performance-based long-term incentive awards over future performance cycles as well.

   COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

      The Compensation Committee assesses the Company's progress and performance in connection with the compensation of all executive officers and approves salary adjustments, incentive bonus awards, stock option awards and performance-based long-term incentive awards as deemed appropriate in each officer's situation. The bases for the Committee's decision with regard to the Chief Executive Officer's 1994 compensation were as follows:

      COMPANY PERFORMANCE: The Committee noted the substantial improvements in the Company's operating results in 1994 as compared to 1993, despite a difficult market. Revenues increased 33% (to a total of $359 million) and net income increased by $27.8 million, producing year-end net income of $1.3 million. The Company's balance sheet, which had been improved dramatically over the prior eighteen months, remained strong in 1994, particularly as evidenced by the Company's debt-to-equity ratio and cash position discussed above under "Stock Options." The Committee determined that the Chief Executive Officer made significant contribution to these results.

      CEO COMPENSATION ADJUSTMENTS: Based on the Company's successful results, in February 1994 the Compensation
   Committee determined that Mr. Luigs' salary should be increased $15,000 (or 3.2%), from $465,000 to $480,000. This salary exceeded the minimum annual base salary established by Mr. Luigs' employment agreement. The Committee also approved annual stock option grants to employees, including an option grant to Mr. Luigs covering 175,000 shares. At the same time, the Committee reviewed plans for 1994 and established goals for the 1994 Management Incentive Award Plan, with goals stated in terms of operating cash contribution. Based on actual Company performance during 1994, and considering the Chief Executive Officer's role in achieving the Company performance described above, the Compensation Committee approved an incentive bonus award for Mr. Luigs of $100,000, or 20.8% of base salary. This award was paid in shares of the Company's common stock, net of the required tax withholdings.

      As discussed above under "Long-Term Incentive Awards," the Committee approved the grant of performance-based long-term incentive awards in 1994 for six senior executive officers, including the five named in the Summary Compensation Table. Mr. Luigs was given the opportunity to earn up to a maximum of 75,000 shares of the Company's common stock over the three-year performance cycle ending December 31, 1996, if all long-term performance targets are achieved.

      Patrick M. Ahern, Chairman        Donald B. Brown, Member

      Edward J. Campbell, Member        John M. Galvin, Member


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   Messrs. Ahern, Brown, Campbell, and Galvin served as Members of the Company's Compensation Committee during all of 1994. No current or former officer or employee of the Company serves on the Company's Compensation Committee or served on that committee at any time during 1994 or any prior year.


CUMULATIVE TOTAL SHAREHOLDER RETURN

   The following line graph compares the changes in the cumulative total shareholder returns as of the end of each calendar year from the end of 1989 through the end of 1994, of
(i) the Company, (ii) the Standard & Poor's 500 Stock Index, and
(iii) a weighted index of a group of other companies in the Company's industry. The group of other companies in the same industry is comprised of: Energy Service Company, Inc.; Nabors Industries, Inc.; Noble Drilling Corporation; Parker Drilling Company; Reading & Bates Corporation; Rowan Companies, Inc.; and SONAT Offshore Drilling Inc. The Western Company of North America, which appeared in the weighted index of other companies in the Cumulative Total Shareholder Return graph in the Company's Proxy Statements relating to the 1993 and 1994 Annual Meetings of Stockholders, no longer appears in the index. The Western Company of North America divested itself of substantially all of its drilling rigs and is no longer in the same line of business or industry as the other companies comprising the industry index. The returns of each component company in the industry index have been weighted according to the respective company's stock market capitalization at the beginning of each measurement period. The percentage change in the cumulative total shareholder return for a given year for the Company and each other company represented in the graph equals cumulative dividends declared from December 31, 1989 through the end of the calendar year in question (assuming reinvestment of dividends) plus the difference between such company's per share stock price at the end of the calendar year and at December 31, 1989, divided by such per share price at December 31, 1989. The Company has not declared any dividends during the period covered by the graph.


             COMPARISON OF 1990-1994 CUMULATIVE TOTAL RETURN*
         AMONG GLOBAL MARINE INC., S&P 500 INDEX & INDUSTRY INDEX
                                             December 31,
                         1989      1990      1991      1992      1993      1994
Global Marine Inc.       $100      $103      $ 62      $ 59      $114      $100
S&P 500 Index            $100      $ 97      $126      $136      $150      $152
Industry Index           $100      $ 87      $ 57      $ 54      $ 79      $ 66


* Assumes $100 invested on December 31, 1989 in Global Marine
  Inc. Common Stock, S&P 500 Index & Industry Index. Total return assumes reinvestment of dividends.



RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

   The Board of Directors has appointed Coopers & Lybrand L.L.P. as independent certified public accountants for the Company and its subsidiaries for fiscal year 1995. It is intended that such appointment be submitted to the stockholders for ratification at the 1995 Annual Meeting of Stockholders. Coopers & Lybrand L.L.P. has served as the Company's auditors since the Company's formation and has no investment in the Company or its subsidiaries.

   Although the submission of this matter to the stockholders is not required by law, the Board of Directors will reconsider its selection of independent accountants if this appointment is not ratified by the stockholders. Ratification will require the affirmative vote of the majority of the shares of Common Stock represented at the meeting, in person or by proxy.

   It is expected that representatives of Coopers & Lybrand L.L.P. will be present at the meeting with an opportunity to make a statement should they desire to do so and to respond to appropriate questions from stockholders.

STOCKHOLDERS' PROPOSALS

   Pursuant to the Securities Exchange Act of 1934, as amended, and regulations thereunder, individual stockholders have a limited right to propose for inclusion in the proxy statement a single proposal for action to be taken at the Annual Meeting of Stockholders. Proposals intended to be presented at the Annual Meeting to be held in 1996 must be received at the Company's principal executive offices no later than December 4, 1995. They may be addressed to the Secretary of the Company at 777 North Eldridge Road, Houston, Texas 77079.


OTHER MATTERS

   While management has no reason to believe that any other business will be presented, if any other matters should properly come before the Annual Meeting and any postponements or adjournments thereof, the proxies will be voted as to such matters in accordance with the best judgment of the proxy holders. The approval of such other matters will require the affirmative vote of the majority of the shares of Common Stock represented at the meeting, in person or by proxy.

                                   GLOBAL MARINE INC.


                                   By JOHN G. RYAN
                                   Secretary

Houston, Texas
March 31, 1995




                                                                   APPENDIX

                           [FORM OF PROXY CARD]

                            GLOBAL MARINE INC.
                 PROXY SOLICITED BY THE BOARD OF DIRECTORS
         FOR THE ANNUAL MEETING OF STOCKHOLDERS -- MAY 10, 1995


C. R. Luigs, J. C. Martin, and J. G. Ryan, and each or any of them, with full power of substitution and revocation in each, are hereby appointed as Proxies authorized to represent the undersigned, with all powers which the undersigned would possess if personally present, to vote the Common Stock of the undersigned at the Annual Meeting of Stockholders of GLOBAL MARINE INC. to be held at the Houston Marriott Westside Hotel, 13210 Katy Freeway, Houston, Texas on Wednesday, May 10, 1995 at 9:00 a.m., and at any postponements or adjournments of that meeting, as set forth below, and in their discretion upon any other business that may properly come before the meeting.

This proxy will be voted as specified or, if no choice is specified, will be voted FOR the election of the nominees named and FOR each of the other proposals specified herein.


     (PLEASE VOTE, SIGN AND DATE ON REVERSE SIDE AND RETURN PROMPTLY.)

                        (continued from other side)


PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK
ONLY (   )


1. Election of the following nominees as directors: Messrs. Ahern, Luigs and Thomas. The nominees will serve for a term of three years, as indicated in the proxy statement.

   FOR                WITHHELD       For all nominees, except vote
   all                from all       withheld from the following
   nominees           nominees       nominee(s): [A line follows]
   (  )               (  )           (  )

2. Ratification of appointment of Coopers & Lybrand L.L.P. as independent certified public accountants for the Company and its subsidiaries.

   FOR                AGAINST        ABSTAIN
   (  )               (  )           (  )

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH
OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY
POSTPONEMENTS OR ADJOURNMENTS THEREOF FOR A VOTE OF THE COMMON
STOCK.

Sign exactly as your name appears on this proxy card. Joint owners should each sign personally. If acting as attorney, executor, trustee, or in a representative capacity, sign name and indicate title.



Signature                        Date



Signature                        Date


PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING
THE ENCLOSED ENVELOPE.




          [FORM OF VOTING INSTRUCTION CARD, 401(k) PLAN ACCOUNTS]

                            GLOBAL MARINE INC.         [401(k) PLAN]
                      CONFIDENTIAL VOTING DIRECTIONS
         FOR THE ANNUAL MEETING OF STOCKHOLDERS -- MAY 10, 1995


The undersigned hereby directs Fidelity Management Trust Company, as Trustee under the Global Marine Savings Incentive Plan, to execute a proxy or proxies authorizing the voting of all shares of Global Marine Inc. Common Stock held in the Plan on March 17, 1995 and attributable to the undersigned's Plan account at the Annual Meeting of Stockholders of GLOBAL MARINE INC. to be held at the Houston Marriott Westside Hotel, 13210 Katy Freeway, Houston, Texas on Wednesday, May 10, 1995 at 9:00 a.m., and at any postponements or adjournments of that meeting, as set forth below, and, in their discretion, to authorize the voting of said shares upon any other business that may properly come before the meeting.

THE TRUSTEE WILL AUTHORIZE THE VOTING OF THE SHARES IN THE MANNER
SPECIFIED OR, IF NO CHOICE IS SPECIFIED, WILL AUTHORIZE VOTING THE SHARES FOR THE ELECTION OF THE NOMINEES NAMED AND FOR EACH OF THE
OTHER PROPOSALS SPECIFIED HEREIN.

(PLEASE INDICATE YOUR DIRECTIONS, SIGN AND DATE ON REVERSE SIDE AND RETURN PROMPTLY.)

                        (continued from other side)




    PLEASE MARK DIRECTIONS IN OVAL IN THE FOLLOWING MANNER USING DARK
                              INK ONLY (  )




1.        Election of the following nominees as directors:  Messrs.
          Ahern, Luigs and Thomas. The nominees will serve for a term of three years, as indicated in the proxy statement.

          FOR                WITHHELD       For all nominees, except vote
          all                from all       withheld from the following
          nominees           nominees       nominee(s): [A line follows]
          (  )               (  )           (  )

2.        Ratification of appointment of Coopers & Lybrand L.L.P.
          as independent certified public accountants for the Company and its subsidiaries.

          FOR                AGAINST        ABSTAIN
          (  )               (  )           (  )

          IN ITS DISCRETION, THE TRUSTEE MAY AUTHORIZE THE VOTING OF SAID SHARES UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF FOR A VOTE OF THE COMMON STOCK.

          Sign exactly as your name appears on this card. If acting as attorney, executor, trustee, or in a representative capacity, sign name and indicate title.

              Signature         Date


      PLEASE INDICATE YOUR DIRECTIONS, DATE, AND SIGN EXACTLY AS YOUR
                        NAME APPEARS ON THIS CARD.
               PROMPTLY RETURN USING THE ENCLOSED ENVELOPE.